AMENDMENT NUMBER 1

TO THE

INVESTMENT MANAGEMENT AGREEMENT

This AMENDMENT NUMBER 1 (the “Amendment”) amends that certain INVESTMENT MANAGEMENT AGREEMENT, dated September 12, 2025, by and between Hartford Funds Management Company, LLC (the “Adviser”), and Hartford Funds Exchange-Traded Trust (the “Trust”) (the “Agreement”), on its own behalf and on behalf of each series listed on Schedule A hereto (each a “Fund”), and is effective as of November 28, 2025 (the “Effective Date”).

WHEREAS, the Adviser and the Trust desire to amend Schedule A and Schedule B of the Agreement to reflect the addition of a new Fund, Hartford Equity Premium Income ETF, as approved by the Board of Trustees (the “Board”) at its meeting held on November 18-19, 2025;

NOW, THEREFORE, the parties to the Agreement hereby agree as follows:

1.	Pursuant to Section 14 of the Agreement, Schedules A and B are deleted in their entirety and replaced with the attached amended Schedule A and Schedule B to the Agreement.

2.	The changes to Schedules A and B of the Agreement reflected in this Amendment shall become effective as of the Effective Date reflected in this Amendment.

3.

Except as amended by this Amendment, the terms of the Agreement remain unchanged and may be further modified only by mutual written agreement of the parties and, where required, the approval of the Board.

4.	This Amendment may be executed by the parties hereto on any number of counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

[signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date written below.

Hartford Funds Management Company, LLC

/s/ Amy N. Furlong
By: Amy N. Furlong
Title: Chief Financial Officer

Hartford Funds Exchange-Traded Trust on behalf of each of its series listed on Schedule A

/s/ Vernon J. Meyer
By: Vernon J. Meyer
Title: Vice President

SCHEDULE A

This Schedule A to that certain Investment Management Agreement by and between Hartford Funds Management Company, LLC and Hartford Funds Exchange-Traded Trust is effective as of November 28, 2025.

List of Portfolios

Hartford Dynamic Bond ETF1

Hartford Equity Premium Income ETF2

1 Effective September 12, 2025. Approved by written consent of the sole initial shareholder on September 12, 2025

2 Effective November 26, 2025. Approved by written consent of the sole initial shareholder on November 26, 2025

SCHEDULE B

Fee Schedule

This Schedule B to that certain Investment Management Agreement by and between Hartford Funds Management Company, LLC and Hartford Funds Exchange-Traded Trust is effective as of November 28, 2025.

As compensation for the services rendered by the Adviser, each Portfolio shall pay to the Adviser as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly based upon the following annual rates calculated based on the average daily net asset value of the applicable Portfolio:

Hartford Dynamic Bond ETF

Average Daily Net Assets	Annual Rate
First $1 billion	0.5500%
Over $1 billion	0.5400%

Hartford Equity Premium Income ETF

Average Daily Net Assets	Annual Rate
First $1 billion	0.4400%
Over $1 billion	0.4300%

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